CUMULUS MEDIA INC.
           1998 EMPLOYEE STOCK PURCHASE PLAN


     1. Purpose. The purpose of this Plan is to provide eligible employees of Cumulus Media Inc. (the
"Company") and its Subsidiaries (as defined in Paragraph 12 hereof) (collectively, the "Employer"), with an opportunity to purchase $.01 par value Class A common stock of the Company (the "Class A Common
Stock") through annual offerings to be made commencing on the 1st day of January, 1999 (the "Effective Date of the Offering"), and thus develop a stronger incentive to work for the continued success of the Employer. The aggregate number of shares of Common Stock authorized to be sold pursuant to options granted under this Plan is 1,000,000 shares, subject to adjustment as provided in Paragraph 17 hereof. In computing the number of shares available for grant, any shares relating to options which are granted, but which subsequently lapse, are canceled, or are otherwise not exercised by the final date for exercise, shall be deemed available for future grants of options. The Plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code of 1986, as amended (the" Code") and, therefore, the provisions of the Plan shall be construed so as to govern participation in a manner consistent with the requirements of Section 423(b) of the Code.

     2.  Administration.  The Plan shall be
administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). Any expenses of the Committee shall be paid by the Company.
The Committee may adopt regulations not inconsistent with the provisions of this Plan for the administration thereof, and its interpretation and construction of the Plan and the regulations shall be final, conclusive and binding on all participants in the Plan.

     3.  Eligibility.

          (a)  All employees of the Employer will be
     eligible to participate in the Plan, provided they have a minimum period of continuous service with the Employer of six (6) months as of the Effective
     Date of the Offering, subject to the additional limitations imposed herein.

          (b)  Any provision of this Plan to the
     contrary notwithstanding, no employee shall be granted an option:

               (i)  if, immediately after the grant,
          such employee would own, and/or hold
          outstanding options to purchase stock
          possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or Subsidiary of the Company as provided in Section
          423(b)(3) of the Code; or

               (ii)  which permits the employee's
          rights to purchase stock under all employee stock purchase plans, as defined in Section
          423 of the Code, of the Company and any
          parent or Subsidiaries to accrue at a rate which exceeds $25,000 of Fair Market Value of the stock (determined at the time such option is granted) for each calendar year in which such stock option is outstanding at any time as provided in Section 423(b)(8) of the Code.

     4.  Offerings.  The Board of Directors of the
Company may authorize the Committee to make one or more annual offerings to employees (through the grant of options) to purchase Common Stock under this Plan. The term of any offering shall be for a period of twelve
(12) months' duration.

     5. Participation. An employee eligible on the Effective Date of any Offering (as defined in paragraph
1 hereof) may participate in such offering by completing and forwarding a payroll deduction authorization form to his appropriate payroll location before August 1st of the offering period. The form will authorize a regular payroll deduction from the employee's pay.

     6.  Deductions.  The Employer will maintain
payroll deduction accounts for all participating employees. With respect to any offering made under this Plan, an employee may authorize a payroll deduction in terms of whole number percentages up to a maximum of 15% of the compensation an employee received during the offering period (or during such portion thereof as an employee may elect to participate).

     7. Deduction Changes. An employee may increase or decrease his payroll deduction by filing a new payroll deduction authorization form before August 1st of the offering period except in the case of the first offering where no increase or decrease in the amount withheld may be made. The change may not become effective sooner than the next pay period after receipt of the form. A payroll deduction may be increased only once and reduced only once during the term of any offering period.

     8. Withdrawal of Funds. Upon written notice to the Committee, an employee may at any time and for any reason permanently draw out the balance accumulated in his account, and thereby withdraw from participation in an offering. The only right of an employee withdrawing from an offering shall be to be paid the entire amount credited to his account. He may thereafter begin participating again only once, provided it is before August 1st, during the remainder of the offering period. Partial withdrawals will not be permitted.

     9.  Purchase of Shares.

          (a)  Each employee participating in an
     offering under this Plan will be granted an option, upon the Effective Date of the Offering, to purchase as many whole shares of Common Stock of the Company as can be purchased with the total payroll deductions credited to his account during the specified offering period in the manner and on the terms herein provided.

          (b)  The purchase price for a share granted
     under any offering will be the Offering Price of 85% of the average of the Fair Market Value (as defined in Section 12 hereof) of a share of Class
     A Common Stock on the Effective Date of the
     Offering and December 31 of the year which includes the Effective Date of the Offering, provided, however, that the purchase price shall not be less than par value. For example, if the Fair Market Value of the Class A Common Stock on
     January 1, 1999 is $18 per share and the Fair
     Market Value on December 31, 1999 is $24 per share, the Offering Price of the Offering shall be $17.85 per share (($18 + $24)/2) x 85%.

          (c)  As of December 31st of each year, the
     account of each participating employee shall be totaled and the Offering Price determined. If a participating employee shall have sufficient funds in his account to purchase one or more full shares at the Offering Price as of that date, the employee shall be deemed to have exercised his option to purchase such share or shares at such price, his account shall be charged for the amount of the purchase and a stock certificate shall be issued to him as of such day. The balance of any payroll deductions credited to his account during the offering shall be returned to the participating employee.

     10. Interest. Interest will not accrue on any employee payroll deduction accounts.

     11. Registration of Certificates. Certificates will be registered only in the name of the employee.
If an employee makes a written request to the Committee, the Committee may cause the certificates to be issued in his name jointly with a member of his family with right of survivorship.

     12.  Definitions

          (a) "Fair Market Value" shall be the closing sale price of the Common Stock of the Company on the NASDAQ National Market System (the
     "NASDAQ/NMS") as reported in the Midwest Edition of The Wall Street Journal on the date in question, provided that, if no sales of Common
     Stock of the Company were made on the NASDAQ/NMS on any such date, Fair Market Value shall mean the closing sale price of the Common Stock of the Company as reported for the most recent preceding day on which sales of Common Stock were made on the NASDAQ, or, failing any such sales, such other price as the Committee may determine in conformity with pertinent law and regulations of the Treasury
     Department.

          (b)  "Subsidiary" means any corporation of
     which the Company or a Subsidiary owns 50% or more of the combined voting power of all classes of stock unless the Board determines that such corporation shall not be a "Subsidiary" for purposes hereof. Only subsidiaries that satisfy the requirements of Section 424(f) of the Code shall be entitled to participate in the Plan.

     13. Rights as a Shareholder. None of the rights or privileges of a shareholder of the Company shall exist with respect to shares purchased under this Plan unless and until such full shares shall have been duly issued.

     14. Rights on Retirement, Death, or Termination of Employment. In the event of a participating employee's retirement, death, or termination of employment, no payroll deduction shall be taken from any pay due and owing to him at such time and the balance in his account shall be paid to him or, in the event of his death, to his estate. Transfer of a participating employee from the Company to a parent or Subsidiary thereof or vice versa shall not constitute termination of employment.

     15.  Rights Not Transferable.  Rights under this
Plan are not transferable by a participating employee, otherwise than by will or the laws of descent and distribution, and are exercisable, during his lifetime, only by him. In addition, rights under the Plan may not be subject to any attachment, garnishment or encumbrance of any kind by creditors of the participating employee.

     16. Application of Funds. All funds received or held by the Company under this Plan may be used for any corporate purpose and need not be segregated.

     17.  Adjustment in Case of Changes Affecting the
Common Stock of the Company. In the event of any stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, or the like, as a result of which shares of any class shall be issued in respect of the outstanding Common
Stock, or the Common Stock shall be changed into the same or different number of the same or another class of stock, or into securities of another person, cash or other property (not including a regular cash dividend), the total number of shares authorized to be offered in accordance with Paragraph 1, the number of shares subject to each outstanding option, the option price applicable to each such option, and/or the consideration to be received upon exercise of each such option shall be adjusted in a fair and reasonable manner by the Committee. In addition, the Committee shall, in its sole discretion, have authority to provide, in appropriate cases, for (i) acceleration of the exercise date of outstanding options, or (ii) the conversion of outstanding options into cash or other property to be received in certain of the transactions specified in the preceding sentence upon effectiveness of such transactions.

     18.  Amendment of the Plan.

          (a)  The Board of Directors of the Company
     may at any time, or from time to time, amend this Plan in any respect; provided, however, that no amendment shall be made without the approval of the shareholders of the Company to increase the aggregate number of shares which may be issued under this Plan (other than as provided in Paragraph 17 hereof) or for which shareholder approval is required under applicable tax, securities or other laws.

          (b) In the event that the Board of Directors determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board of Directors may, in its discretion and, to the extent necessary or desirable, amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

               (i)  altering the purchase price for any
          offering period including an offering period underway at the time of the change in purchase price;

               (ii)  shortening any offering period
          such that the offering period ends on a new exercise date, including an offering period underway at the time of the action of the Board of Directors; and

               (iii)  allocating shares.

Such amendments shall be made without the approval of the shareholders of the Company or the consent of any participating employees.

     19.  Termination of the Plan.

          (a)  This Plan and all rights of employees
     under any offering hereunder shall terminate:

               (i)  on the day that participating
          employees become entitled to purchase a
          number of shares equal to or greater than the number of shares remaining available for purchase. If the number of shares so purchasable is greater than the shares remaining available, the available shares shall be allocated by the Committee among such participating employees in such manner as it deems fair and consistent with Section
          423 of the Code; or

               (ii)  at any time, at the discretion of
          the Board of Directors of the Company.

          (b)  Upon termination of this Plan, all
     amounts in the accounts of participating employees shall be either (i) promptly refunded in total or
     (ii) refunded to the extent not used to purchase shares of Class A Common Stock, in the sole discretion of the Board of Directors of the Company.

     20. Governmental Regulations. The obligation to sell and deliver shares of the Class A Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such stock.